Exhibit 99.2
HUNTINGTON BANCSHARES
2011 FIRST QUARTER PERFORMANCE
DISCUSSION
Date: April 20, 2011
The following provides detailed earnings performance discussion that complements the summary review contained in Huntington Bancshares Incorporated’s (NASDAQ: HBAN) 2011 First Quarter Earnings Press Release, which can be found at: http://www.investquest.com/iq/h/hban/ne/finnews/
Earnings Performance Summary
Table 1 — Earnings Performance Summary

	2011	2010
	First	Fourth	Change
(in millions)	Quarter	Quarter	Amount	%
Net interest income	$404.3	$415.3	$(11.0)	(3)%
Provision for credit losses	49.4	87.0	(37.6)	(43)
Noninterest income	236.9	264.2	(27.3)	(10)
Noninterest expense	430.7	434.6	(3.9)	(1)

Income before income taxes	161.2	157.9	3.2	2
Provison for income taxes	34.7	35.0	(0.3)	(1)

Net income	126.4	122.9	3.5	3

Dividends on preferred shares	7.7	83.8	(76.1)	(91)

Net income applicable to common shares	$118.7	$39.1	$79.6	203%

Net income per common share-diluted	$0.14	$0.05	$0.09	180%

Revenue — fully-taxable equivalent (FTE)
Net interest income	$404.3	$415.3	$(11.0)	(3)%
FTE adjustment	3.9	3.7	0.2	6

Net interest income — FTE	408.3	419.0	(10.7)	(3)
Noninterest income	236.9	264.2	(27.3)	(10)

Total revenue — FTE	$645.2	$683.2	$(38.0)	(6)%

Significant Items Influencing Financial Performance Comparisons
From time to time, revenue, expenses, or taxes are impacted by items judged by Management to be outside of ordinary banking activities and/or by items that, while they may be associated with ordinary banking activities, are so unusually large that their outsized impact is believed by Management at that time to be infrequent or short-term in nature. Management believes the disclosure of “Significant Items” in current and prior period results aids analysts/investors in better understanding corporate performance trends. (See Significant Items under the Basis of Presentation for a full discussion.)

Significant Items impacting reported results for the 2011 first quarter and 2010 fourth and first quarters are shown in Table 2 below:
Table 2 — Significant Items Influencing Earnings Performance Comparisons

Three Months Ended	Impact
(in millions, except per share)	Amount (1)		EPS (2)
March 31, 2011 — GAAP income	$126.4		$0.14
• Additions to litigation reserves	(17.0)		(0.01)

December 31, 2010 — GAAP income	$122.9		$0.05
• Deemed dividend	NA		(0.07)

March 31, 2010 — GAAP income	$39.7		$0.01
• Net tax benefit recognized	38.2	(2)	0.05

(1)	Favorable (unfavorable) impact on GAAP earnings; pre-tax unless otherwise noted

(2)	After-tax; EPS reflected on a fully diluted basis
NA- Not applicable
Net Interest Income, Net Interest Margin, and Average Balance Sheet
2011 First Quarter versus 2010 Fourth Quarter
Fully-taxable equivalent net interest income decreased $10.7 million, or 3%, from the 2010 fourth quarter. This reflected a 2% (8% annualized) decrease in average earning assets as the fully-taxable equivalent net interest margin increased to 3.42% from 3.37%. The decrease in average earning assets reflected a combination of factors including:
•	$0.6 billion, or 6% (25% annualized), decrease in average available-for-sale and other securities, primarily related to two funding requirements. The first was the repurchase of the TARP preferred capital and related warrants. The second was the $0.4 billion decline in noncore deposits.
•	$0.4 billion decline in loans held for sale as our mortgage pipeline slowed considerably during the quarter.
Partially offset by:
•	$0.3 billion, or 1% (3% annualized), increase in average total loans and leases.
The net interest margin increased 5 basis points, reflecting the positive impacts of increases in low cost deposits, improved deposit pricing, and day count, partially offset by the negative impacts of a reduction in swap income, lower loan yields, and the issuance of subordinated debt.

Table 3 — Loans and Leases — 1Q11 vs. 4Q10

	2011	2010
	First	Fourth	Change
(in billions)	Quarter	Quarter	Amount	%
Average Loans and Leases
Commercial and industrial	$13.1	$12.8	$0.4	3%
Commercial real estate	6.5	6.8	(0.3)	(4)

Total commercial	19.6	19.6	0.1	0

Automobile	5.7	5.5	0.2	3
Home equity	7.7	7.7	0.0	0
Residential mortgage	4.5	4.4	0.0	1
Other consumer	0.6	0.6	(0.0)	(3)

Total consumer	18.5	18.2	0.2	1

Total loans and leases	$38.1	$37.8	$0.3	1%

Average total loans and leases increased $0.3 billion or 1% (3% annualized) from the 2010 fourth quarter, reflecting:
•	$0.4 billion, or 3% (11% annualized), growth in average commercial and industrial (C&I) loans. The growth in first quarter C&I loans came from several business lines including large corporate, middle market, asset based lending, automobile floor plan lending, and equipment finance. On a geographic basis, nine of our eleven regions experienced loan growth in the quarter, adding to the diversity of the portfolio growth. Line utilization rates remained low and little changed from the end of the prior quarter.
•	$0.2 billion, or 3% (13% annualized), growth in average automobile loans and leases. We continue to originate very high quality loans with very acceptable returns. To date, we have seen no material change in our outlook for automobile originations as a result of the crisis in Japan. While the crisis in Japan has resulted in a selective slowdown in auto production, we currently do not see this having a material negative impact on our auto finance business. We focus on larger, multi-franchised, well-capitalized dealers that are rarely reliant on the success of one franchise to generate profitability. In addition, the slowdown is only impacting new vehicle production, which is providing support to used vehicle pricing. More than half of our loan production represents used vehicle financing.
Partially offset by:
•	$0.3 billion, or 4% (16% annualized), decline in average commercial real estate loans (CRE), primarily as a result of our ongoing strategy to reduce our exposure to the commercial real estate market. The decline in noncore CRE accounted for 63% of the decline in the total CRE portfolio. The noncore CRE declines reflected paydowns, refinancing, and charge-offs. The core CRE portfolio continued to exhibit high quality characteristics with minimal downgrade or charge-off activity.

Table 4 — Deposits — 1Q11 vs. 4Q10

	2011	2010
	First	Fourth	Change
(in billions)	Quarter	Quarter	Amount	%
Average Deposits
Demand deposits — noninterest bearing	$7.3	$7.2	$0.1	2%
Demand deposits — interest bearing	5.4	5.3	0.0	1
Money market deposits	13.5	13.2	0.3	3
Savings and other domestic deposits	4.7	4.6	0.1	1
Core certificates of deposit	8.4	8.6	(0.3)	(3)

Total core deposits	39.3	38.9	0.3	1
Other domestic deposits of $250,000 or more	0.6	0.7	(0.1)	(18)
Brokered deposits and negotiable CDs	1.4	1.6	(0.2)	(10)
Other deposits	0.4	0.4	(0.1)	(16)

Total deposits	$41.7	$41.7	$(0.0)	(0)%

Average total deposits were unchanged from the 2010 fourth quarter reflecting:
•	$0.3 billion, or 1% (3% annualized), growth in average total core deposits. The primary drivers of this growth were a 3% (10% annualized) increase in average money market deposits, reflecting in part funds from maturing CDs flowing into money market accounts given the low absolute level of rates on new CD offerings. The growth in average total core deposits also reflected 2% (8% annualized) growth in average noninterest bearing demand deposits. Contributing to the growth in noninterest bearing demand deposits was 9% annualized linked quarter growth in consumer checking account households.
Partially offset by:
•	$0.2 billion, or 10% (42% annualized), decline in average brokered deposits and negotiable CDs, reflecting a strategy of reducing such noncore funding.
2011 First Quarter versus 2010 First Quarter
Fully-taxable equivalent net interest income increased $12.1 million, or 3%, from the year-ago quarter. This reflected the benefit of a $2.1 billion, or 5%, increase in average total earning assets as the fully-taxable equivalent net interest margin declined to 3.42% from 3.47%. The increase in average earning assets reflected a combination of factors including:
•	$1.1 billion, or 3%, increase in average total loans and leases.
•	$1.1 billion, or 13%, increase in average total available-for-sale and other securities, reflecting the deployment of cash from core deposit growth.
The 5 basis point decline in the fully-taxable equivalent net interest margin reflected the impact of stronger deposit growth funding investment security purchases at a lower incremental spread.

Table 5 — Loans and Leases — 1Q11 vs. 1Q10

	First Quarter		Change
(in billions)	2011	2010	Amount	%
Average Loans and Leases
Commercial and industrial	$13.1	$12.3	$0.8	7%
Commercial real estate	6.5	7.7	(1.2)	(15)

Total commercial	19.6	20.0	(0.3)	(2)

Automobile	5.7	4.3	1.5	34
Home equity	7.7	7.5	0.2	3
Residential mortgage	4.5	4.5	(0.0)	(0)
Other consumer	0.6	0.7	(0.2)	(23)

Total consumer	18.5	17.0	1.5	9

Total loans and leases	$38.1	$37.0	$1.1	3%

Average total loans and leases increased $1.1 billion, or 3%, from the year-ago quarter reflecting:
•	$1.5 billion, or 34%, increase in average automobile loans and leases. Automobile lending is a core competency and continued to be an area of growth. The growth from the year-ago quarter exhibited further penetration within our historical geographic footprint, as well as the positive impacts of our expansion into Eastern Pennsylvania and five New England states. Origination quality remained high.
•	$0.8 billion, or 7%, increase in average C&I loans reflected a combination of factors. Growth from the year-ago quarter reflected the benefits from our strategic initiatives including large corporate, asset based lending, and equipment finance. In addition, we continued to see growth in more traditional middle-market loans. This growth is evident despite utilization rates that remain well below historical norms.
•	$0.2 billion, or 3%, increase in average home equity loans, reflecting higher loan originations and continued slower runoff.
Partially offset by:
•	$1.2 billion, or 15%, decrease in average CRE loans reflecting the continued execution of our plan to reduce the CRE exposure, primarily in the noncore CRE segment. This reduction will continue through 2011, reflecting normal amortization, pay downs, and refinancing.

Table 6 — Deposits — 1Q11 vs. 1Q10

	First Quarter		Change
(in billions)	2011	2010	Amount	%
Average Deposits
Demand deposits — noninterest bearing	$7.3	$6.6	$0.7	11%
Demand deposits — interest bearing	5.4	5.7	(0.4)	(6)
Money market deposits	13.5	10.3	3.2	30
Savings and other domestic deposits	4.7	4.6	0.1	2
Core certificates of deposit	8.4	10.0	(1.6)	(16)

Total core deposits	39.3	37.3	2.0	5
Other domestic deposits of $250,000 or more	0.6	0.7	(0.1)	(13)
Brokered deposits and negotiable CDs	1.4	1.8	(0.4)	(23)
Other deposits	0.4	0.4	(0.0)	(9)

Total deposits	$41.7	$40.2	$1.4	4%

Average total deposits increased $1.4 billion, or 4%, from the year-ago quarter reflecting:
•	$2.0 billion, or 5%, growth in average total core deposits. The drivers of this change were a $3.2 billion, or 30%, growth in average money market deposits, and a $0.7 billion, or 11%, growth in average noninterest bearing demand deposits. These increases were partially offset by a $1.6 billion, or 16%, decline in average core certificates of deposit and a $0.4 billion, or 6%, decrease in average interest bearing demand deposits. Contributing to the growth in noninterest bearing demand deposits was 4% growth in consumer checking account households from the year-ago quarter.
Partially offset by:
•	$0.4 billion, or 23%, decline in average brokered deposits and negotiable CDs, reflecting a strategy of reducing such noncore funding.
Provision for Credit Losses
The provision for credit losses in the 2011 first quarter was $49.4 million, down $37.6 million, or 43%, from the prior quarter and down $185.6 million, or 79%, from the year-ago quarter. Reflecting the resolution of problem credits for which reserves had been previously established, the current quarter’s provision for credit losses was $115.7 million less than total net charge-offs (see Credit Quality discussion).

Noninterest Income
2011 First Quarter versus 2010 Fourth Quarter
Table 7 — Noninterest Income — 1Q11 vs. 4Q10

	2011	2010
	First	Fourth	Change
(in millions)	Quarter	Quarter	Amount	%
Noninterest Income
Service charges on deposit accounts	$54.3	$55.8	$(1.5)	(3)%
Mortgage banking income	22.7	53.2	(30.5)	(57)
Trust services	30.7	29.4	1.3	5
Electronic banking income	28.8	28.9	(0.1)	(0)
Insurance income	17.9	19.7	(1.7)	(9)
Brokerage income	20.5	17.0	3.6	21
Bank ow ned life insurance income	14.8	16.1	(1.3)	(8)
Automobile operating lease income	8.8	10.5	(1.6)	(15)
Securities (losses) gains	0.0	(0.1)	0.1	139
Other income	38.2	33.8	4.4	13

Total noninterest income	$236.9	$264.2	$(27.3)	(10)%

Noninterest income decreased $27.3 million, or 10%, from the 2010 fourth quarter reflecting:
•	$30.5 million, or 57%, decline in mortgage banking income. The decrease primarily resulted from a $28.4 million, or 59%, reduction in origination and secondary marketing income. Mortgage originations declined to $0.9 billion, or 49%, from $1.8 billion in the prior quarter, reflecting a rise in mortgage interest rates late in the 2010 fourth quarter, thus decreasing refinancing and purchase activity. The decline also reflected a $6.2 million reduction associated with MSR hedging activities as the current quarter reflected $3.6 million of MSR net hedging losses compared with $2.6 million of such gains in the prior quarter.
Partially offset by:
•	$4.4 million, or 13%, growth in other income, reflecting a $4.8 million increase in gains on the sale of SBA loans.
•	$3.6 million, or 21%, growth in brokerage income, reflecting increased annuity sales.

2011 First Quarter versus 2010 First Quarter
Table 8 — Noninterest Income — 1Q11 vs. 1Q10

	First Quarter		Change
(in millions)	2011	2010	Amount	%
Noninterest Income
Service charges on deposit accounts	$54.3	$69.3	$(15.0)	(22)%
Mortgage banking income	22.7	25.0	(2.4)	(9)
Trust services	30.7	27.8	3.0	11
Electronic banking income	28.8	25.1	3.6	15
Insurance income	17.9	18.9	(0.9)	(5)
Brokerage income	20.5	16.9	3.6	21
Bank ow ned life insurance income	14.8	16.5	(1.7)	(10)
Automobile operating lease income	8.8	12.3	(3.5)	(28)
Securities (losses) gains	0.0	(0.0)	0.1	229
Other income	38.2	29.1	9.2	32

Total noninterest income	$236.9	$240.9	$(3.9)	(2)%

Noninterest income declined $3.9 million, or 2%, from the year-ago quarter reflecting:
•	$15.0 million, or 22%, decline in service charges on deposit accounts, reflecting lower personal service charges due to a combination of factors including the implementation of the amendment to Regulation E, our “Fair Play” banking philosophy, and lower underlying activity levels.
•	$3.5 million, or 28%, decline in automobile operating lease income reflecting the impact of a declining portfolio as a result of having exited that business in 2008.
•	$2.4 million, or 9%, decrease in mortgage banking income. This primarily reflected a $9.5 million reduction in MSR net hedging income (losses), as the current quarter reflected a $3.6 million net loss, partially offset by a $6.2 million, or 46%, increase in origination and secondary marketing income, as originations increased 7% from the year-ago quarter.
Partially offset by:
•	$9.2 million, or 32%, increase in other income, of which $7.5 million was associated with increased gains from the sale of SBA loans. Also contributing to the growth were increases from the sale of interest rate protection products, and capital markets activities.
•	$3.6 million, or 15%, increase in electronic banking income, reflecting an increase in debit card transaction volume and new account growth.
•	$3.6 million, or 21%, increase in brokerage income, primarily reflecting increased sales of investment products.
•	$3.0 million, or 11%, increase in trust services income, due to an $8.9 billion increase in total trust assets, including a $1.7 billion increase in assets under management. This increase reflected improved market values and net growth in accounts, as well as higher fees for income tax preparation.

Noninterest Expense
2011 First Quarter versus 2010 Fourth Quarter
Table 9 — Noninterest Expense — 1Q11 vs. 4Q10

	2011	2010
	First	Fourth	Change
(in millions)	Quarter	Quarter	Amount	%
Noninterest Expense
Personnel costs	$219.0	$212.2	$6.8	3%
Outside data processing and other services	40.3	40.9	(0.7)	(2)
Net occupancy	28.4	26.7	1.8	7
Deposit and other insurance expense	17.9	23.3	(5.4)	(23)
Professional services	13.5	21.0	(7.6)	(36)
Equipment	22.5	22.1	0.4	2
Marketing	16.9	16.2	0.7	4
Amortization of intangibles	13.4	15.0	(1.7)	(11)
OREO and foreclosure expense	3.9	10.5	(6.6)	(63)
Automobile operating lease expense	6.8	8.1	(1.3)	(16)
Other expense	48.1	38.5	9.5	25

Total noninterest expense	$430.7	$434.6	$(3.9)	(1)%

(in thousands)
Number of employees (full-time equivalent)	11.3	11.3	(0.0)	(0)%
Noninterest expense declined $3.9 million, or 1%, from the 2010 fourth quarter reflecting:
•	$7.6 million, or 36%, decline in professional services, reflecting a decline in legal expenses, as collection activities decreased, and consulting costs.
•	$6.6 million, or 63%, decline in OREO and foreclosure expenses as OREO balances declined 18% in the current quarter.
•	$5.4 million, or 23%, decline in deposit and other insurance expenses.
Partially offset by:
•	$9.5 million, or 25%, increase in other expense. This reflected the current quarter’s $17.0 million of expense associated with additions to litigation reserves, partially offset by the benefit of declines in fraud losses, expenses related to representations and warranties losses made on mortgage loans sold, and travel expense.
•	$6.8 million, or 3%, increase in personnel costs, primarily reflecting $6.9 million of seasonal increase in FICA and other employment taxes.

2011 First Quarter versus 2010 First Quarter
Table 10 — Noninterest Expense — 1Q11 vs. 1Q10

	First Quarter		Change
(in millions)	2011	2010	Amount	%
Noninterest Expense
Personnel costs	$219.0	$183.6	$35.4	19%
Outside data processing and other services	40.3	39.1	1.2	3
Net occupancy	28.4	29.1	(0.7)	(2)
Deposit and other insurance expense	17.9	24.8	(6.9)	(28)
Professional services	13.5	22.7	(9.2)	(41)
Equipment	22.5	20.6	1.9	9
Marketing	16.9	11.2	5.7	51
Amortization of intangibles	13.4	15.1	(1.8)	(12)
OREO and foreclosure expense	3.9	11.5	(7.6)	(66)
Automobile operating lease expense	6.8	10.1	(3.2)	(32)
Other expense	48.1	30.3	17.8	59

Total noninterest expense	$430.7	$398.1	$32.6	8%

(in thousands)
Number of employees (full-time equivalent)	11.3	10.7	0.6	6%
Noninterest expense increased $32.6 million, or 8%, from the year-ago quarter reflecting:
•	$35.4 million, or 19%, increase in personnel costs, primarily reflecting a 6% increase in full-time equivalent staff in support of strategic initiatives, as well as higher benefit related expenses, including the reinstatement of our 401(k) plan matching contribution in the second quarter of last year.
•	$17.8 million, or 59%, increase in other expense, primarily reflecting $17.0 million of expense associated with additions to litigation reserves in the current quarter.
•	$5.7 million, or 51%, increase in marketing expense, reflecting increases in branding and product advertising activities in support of strategic initiatives.
Partially offset by:
•	$9.2 million, or 41%, decrease in professional services, reflecting lower legal costs, as collection activities declined, and consulting expenses.
•	$7.6 million, or 66%, decline in OREO and foreclosure expense, reflecting a 64% decline in OREO from the year-ago quarter.
•	$6.9 million, or 28%, decline in deposit and other insurance expenses.
•	$3.2 million, or 32%, decline in automobile operating lease expense as that portfolio continued to run-off.

Income Taxes
The provision for income taxes in the 2011 first quarter was $34.7 million. The effective tax rate for the 2011 first quarter was 21.6%. At March 31, 2011, we had a net deferred tax asset of $532.6 million. Based on both positive and negative evidence and our level of forecasted future taxable income, there was no impairment to the deferred tax asset at March 31, 2011. The total disallowed deferred tax asset for regulatory capital purposes decreased to $89.9 million at March 31, 2011 from $161.3 million at December 31, 2010.
We anticipate the effective tax rate for the remainder of the year to approximate 35% of income before income taxes less approximately $60.0 million of permanent tax differences over the remainder of 2011 primarily related to tax-exempt income, tax-advantaged investments, and general business credits.
Credit Quality Performance Discussion
Credit quality performance in the 2011 first quarter was in line with expectations with continued improvement in C&I charge-offs, and some noticeable improvement in consumer charge-offs, even after considering a change in our residential mortgage charge-off policy.
Other key credit quality metrics also showed improvement, including an 18% decline in nonperforming assets (NPAs) and a 13% decline in the level of criticized commercial loans. We continued to see a reduction in the inflow of new NPAs, as well as criticized assets. Upgrades, payments, and charge-offs resulted in substantially lower ending NPA and criticized asset balances. All credit indicators point to these solid trends continuing. Delinquency trends continued to improve, on both a linked-quarter and year-over-year basis. Risk characteristics point to solid credit quality across originations for all loan types.
This quarter’s net charge-offs were primarily related to borrowers with reserves established in prior periods. Our allowance for credit losses (ACL) declined $115.7 million, or 9%, to $1,175.4 million, or 3.07% of period-end total loans and leases, from $1,291.1 million, or 3.39%, at December 31, 2010. Importantly, our ACL as a percent of period-end NALs increased to 185% from 166%, along with improved coverage ratios associated with NPAs and criticized assets. These improved coverage ratios indicate a strengthening of our reserves relative to troubled assets from the end of the prior quarter.

Net Charge-Offs (NCOs)
Table 11 — Net Charge-Offs

	2011	2010
	First	Fourth	Third	Second	First
(in millions)	Quarter	Quarter	Quarter	Quarter	Quarter
Net Charge-offs
Commercial and industrial	$42.2	$59.1	$62.2	$58.1	$75.4
Commercial real estate	67.7	44.9	63.7	81.7	85.3

Total commercial	109.9	104.0	125.9	139.9	160.7

Automobile	4.7	7.0	5.6	5.4	8.5
Home equity	26.7	29.2	27.8	44.5	37.9
Residential mortgage	18.9	26.8	19.0	82.8	24.3
Other consumer	4.9	5.3	6.3	6.6	7.0

Total consumer	55.2	68.3	58.6	139.4	77.7

Total net charge-offs	$165.1	$172.3	$184.5	$279.2	$238.5

Net Charge-offs — annualized percentages
Commercial and industrial	1.29%	1.85%	2.01%	1.90%	2.45%
Commercial real estate	4.15	2.64	3.60	4.44	4.44

Total commercial	2.24	2.13	2.59	2.85	3.22

Automobile	0.33	0.51	0.43	0.47	0.80
Home equity	1.38	1.51	1.47	2.36	2.01
Residential mortgage	1.70	2.42	1.73	7.19	2.17
Other consumer	3.47	3.66	3.83	3.81	3.87

Total consumer	1.20	1.50	1.32	3.19	1.83

Total net charge-offs	1.73%	1.82%	1.98%	3.01%	2.58%

MEMO: Franklin-Related Net Charge-offs
Commercial and industrial	$—	$(0.1)	$(4.5)	$(0.2)	$(0.3)
Home equity	—	—	1.2	15.9	3.7
Residential mortgage	(3.1)	(4.4)	3.4	64.2	8.1

Total net charge-offs	$(3.1)	$(4.6)	$0.0	$80.0	$11.5

Total net charge-offs for the 2011 first quarter were $165.1 million, or an annualized 1.73% of average total loans and leases. This was down $7.2 million, or 4%, from $172.3 million, or an annualized 1.82%, in the 2010 fourth quarter.
Total C&I net charge-offs for the 2011 first quarter were $42.2 million, or an annualized 1.29%, down 29% from $59.1 million, or an annualized 1.85% of related loans, in the 2010 fourth quarter.
Current quarter CRE net charge-offs were $67.7 million, or an annualized 4.15% of average total CRE loans. This was up $22.8 million, or 51%, from $44.9 million, or an annualized 2.64%, in the prior quarter. The increase in CRE net charge-offs reflected continued proactive treatment of problem loans and an increase in note sale activity in the current quarter. We expect to see lower CRE net charge-offs in future quarters.
Total consumer net charge-offs in the current quarter were $55.2 million, or an annualized 1.20% of average total consumer loans, down $13.1 million, or 19%, from $68.3 million, or an annualized 1.50%, in the 2010 fourth quarter.
Automobile loan and lease net charge-offs were $4.7 million, or an annualized 0.33% of related average balances, down 33% from $7.0 million, or an annualized 0.51%, in the 2010 fourth quarter. The level of net charge-offs and delinquencies were better than expected, and also benefitted from $0.5 million of recoveries associated with a previously charged-off loan sale. Origination quality remains high as measured by our vintage analysis.

Home equity net charge-offs were $26.7 million, or an annualized 1.38% of related average balances, down 9% from $29.2 million, or an annualized 1.51%, in the 2010 fourth quarter. This performance was consistent with expectations given the current economic environment in our markets.
Residential mortgage net charge-offs in the current quarter were $18.9 million, or an annualized 1.70% of related loans, down 29% from $26.8 million, or an annualized 2.42%, in the prior quarter. In the 2011 first quarter, we implemented a change regarding net charge-offs in our residential mortgage portfolio by accelerating the timing for when a charge-off is recognized. In addition, we established an immediate charge-off process regardless of the delinquency status for short sale situations. Both of these policy changes resulted in the recognition $6.8 million of charge-offs in the 2011 first quarter.
Nonaccrual Loans (NALs) and Nonperforming Assets (NPAs)
Table 12 — Nonaccrual Loans and Nonperforming Assets

	2011	2010
(in millions)	Mar. 31	Dec. 31	Sep. 30	Jun. 30	Mar. 31
Nonaccrual loans and leases (NALs):
Commercial and industrial	$260.4	$346.7	$398.4	$429.6	$511.6
Commercial real estate	305.8	363.7	478.8	663.1	826.8
Residential mortgage	44.8	45.0	83.0	86.5	373.0
Home equity	25.3	22.5	21.7	22.2	54.8

Total nonaccrual loans and leases (NALs)	636.3	777.9	981.8	1,201.3	1,766.1
Other real estate, net:
Residential	28.7	31.6	65.8	71.9	68.3
Commercial	26.0	35.2	57.3	67.2	84.0

Total other real estate, net	54.6	66.8	123.1	139.1	152.3
Impaired loans held for sale (1)	—	—	—	242.2	—

Total nonperforming assets (NPAs)	$690.9	$844.8	$1,104.9	$1,582.7	$1,918.4

Nonperforming Frankin assets
Residential mortgage	$—	$—	$—	$—	$298.0
Home equity	—	—	—	—	31.1
OREO	6.0	9.5	15.3	24.5	24.4
Impaired loans held for sale (1)	—	—	—	242.2	—

Total nonperforming Franklin assets	$6.0	$9.5	$15.3	$266.7	$353.5

NAL ratio (2)	1.66%	2.04%	2.62%	3.25%	4.78%
NPA ratio (3)	1.80	2.21	2.94	4.24	5.17

(1)	June 30, 2010, figure represents NALs associated with the transfer of Franklin-related residential mortgage and home equity loans to loans held for sale.

Held for sale loans are carried at the lower of cost or fair value less costs to sell.

(2)	Total NALs as a % of total loans and leases

(3)	Total NPAs as a % of sum of loans and leases, impaired loans held for sale, and net other real estate
Total nonaccrual loans and leases (NALs) were $636.3 million at March 31, 2011, and represented 1.66% of total loans and leases. This was down $141.6 million, or 18%, from $777.9 million, or 2.04% of total loans and leases, at December 31, 2010.
C&I NALs decreased $86.3 million, or 25%, from the end of the prior quarter, reflecting both charge-offs and problem credit resolutions including payments and payoffs. The improvement was broad based within our geographic footprint. Improvement in the manufacturing-related segment accounted for a significant portion of the decline.

CRE NALs decreased $57.9 million, or 16%, from December 31, 2010, reflecting both charge-offs and problem credit resolutions including borrower payments and payoffs. Trends in CRE NALs continue to reflect our on-going proactive management of these credits. Also key to this improvement was the lower level of inflows, or migration, which is an important indicator of the future trend for the portfolio.
Nonperforming assets (NPAs), which include NALs, were $690.9 million at March 31, 2011, and represented 1.80% of related assets. This was down $153.9 million, or 18%, from $844.8 million, or 2.21%, of related assets at the end of the prior quarter.
Table 13 — 90 Days Past Due and Accruing Restructured Loans

	2011	2010
(in millions)	Mar. 31	Dec. 31	Sep. 30	Jun. 30	Mar. 31
Accruing loans and leases past due 90 days or more:
Total excluding loans guaranteed by the U.S. Government	$73.6	$87.7	$95.4	$83.4	$113.2
Loans guaranteed by the U.S. Government	94.4	98.3	94.2	95.4	96.8

Total loans and leases	$168.0	$185.9	$189.6	$178.8	$210.0

Ratios (1)
Excluding loans guaranteed by the U.S. government	0.19%	0.23%	0.25%	0.23%	0.31%
Guaranteed by U.S. government	0.25	0.26	0.26	0.26	0.26
Including loans guaranteed by the U.S. government	0.44	0.49	0.51	0.49	0.57

Accruing restructured loans (ARLs):
Commercial	$206.5	$222.6	$158.0	$141.4	$117.7
Residential mortgages	333.5	328.4	287.5	269.6	242.9
Other	78.5	76.6	73.2	65.1	62.1

Total accruing restructured loans	$618.4	$627.6	$518.7	$476.0	$422.7

(1)	Percent of related loans and leases
Total accruing loans and leases over 90 days past due, excluding loans guaranteed by the U.S. Government, were $73.6 million at March 31, 2011, down $14.1 million, or 16%, from the end of the prior quarter, and down $39.6 million, or 35%, from the end of the year-ago period. On this same basis, the over 90-day delinquency ratio was 0.19% at March 31, 2011, down from 0.23% at the end of the 2010 fourth quarter, and down 12 basis points from a year earlier. For total consumer loans, and on this same basis, the over 90-day delinquency ratio was 0.39% at March 31, 2011, down from 0.48% at the end of the prior quarter.
Allowances for Credit Losses (ACL)
We maintain two reserves, both of which are available to absorb inherent credit losses: the allowance for loan and lease losses (ALLL) and the allowance for unfunded loan commitments and letters of credit (AULC). When summed together, these reserves constitute the total ACL.

Table 14 — Allowances for Credit Losses (ACL)

	2011	2010
(in millions)	Mar. 31	Dec. 31,	Sep. 30	Jun. 30	Mar. 31
Allow ance for loan and lease losses (ALLL)	$1,133.2	$1,249.0	$1,336.4	$1,402.2	$1,478.0
Allow ance for unfunded loan commitments and letters of credit	42.2	42.1	40.1	39.7	49.9

Allowance for credit losses (ACL)	$1,175.4	$1,291.1	$1,376.4	$1,441.8	$1,527.9

ALLL as a % of:
Total loans and leases	2.96%	3.28%	3.56%	3.79%	4.00%
Nonaccrual loans and leases (NALs)	178	161	136	117	84
Nonperforming assets (NPAs)	164	148	121	89	77

ACL as a % of:
Total loans and leases	3.07%	3.39%	3.67%	3.90%	4.14%
Nonaccrual loans and leases (NALs)	185	166	140	120	87
Nonperforming assets (NPAs)	170	153	125	91	80
At March 31, 2011, the ALLL was $1,133.2 million, down $115.8 million, or 9%, from $1,249.0 million at the end of the prior quarter. Expressed as a percent of period-end loans and leases, the ALLL ratio at March 31, 2011, was 2.96%, down from 3.28% at December 31, 2010. The ALLL as a percent of NALs was 178% at March 31, 2011, up from 161% at December 31, 2010.
At December 31, 2010, the AULC was $42.2 million, up $0.1 million, from the end of the prior quarter.
On a combined basis, the ACL as a percent of total loans and leases at March 31, 2011, was 3.07%, down from 3.39% at December 31, 2010. The ACL as a percent of NALs was 185% at March 31, 2011, up from 166% at December 31, 2010, indicating additional strength in the reserve level relative to the level of problem credits.
Capital
Table 15 — Capital Ratios

	2011	2010
(in millions)	Mar. 31	Dec. 31,	Sep. 30	Jun. 30	Mar. 31
Tangible common equity / tangible assets ratio	7.81%	7.56%	6.20%	6.12%	5.96%

Tier 1 common risk-based capital ratio	9.75%	9.29%	7.39%	7.06%	6.53%

Regulatory Tier 1 risk-based capital ratio	12.04%	11.55%	12.82%	12.51%	11.97%
Excess over 6.0% (1)	$2,599	$2,413	$2,916	$2,766	$2,539

Regulatory Total risk-based capital ratio	14.85%	14.46%	15.08%	14.79%	14.28%
Excess over 10.0% (1)	$2,087	$1,939	$2,172	$2,035	$1,820

Total risk-w eighted assets	$43,025	$43,471	$42,759	$42,486	$42,522

(1)	“Well-capitalized” regulatory threshold

The tangible common equity to asset ratio at March 31, 2011, was 7.81%, up 25 basis points from 7.56% at the end of the prior quarter, despite a 9 basis point negative impact related to the repurchase of the TARP warrants.
Our Tier 1 common risk-based capital ratio at quarter end was 9.75%, up from 9.29% at the end of the prior quarter.
At March 31, 2011, our regulatory Tier 1 and Total risk-based capital ratios were 12.04% and 14.85%, respectively, up from 11.55% and 14.46%, respectively, at December 31, 2010.
Forward-looking Statement
This document contains certain forward-looking statements, including certain plans, expectations, goals, projections, and statements, which are subject to numerous assumptions, risks, and uncertainties. Actual results could differ materially from those contained or implied by such statements for a variety of factors including: (1) worsening of credit quality performance due to a number of factors such as the underlying value of the collateral could prove less valuable than otherwise assumed and assumed cash flows may be worse than expected; (2) changes in economic conditions; (3) movements in interest rates; (4) competitive pressures on product pricing and services; (5) success, impact, and timing of our business strategies, including market acceptance of any new products or services introduced to implement our “Fair Play” banking philosophy; (6) changes in accounting policies and principles and the accuracy of our assumptions and estimates used to prepare our financial statements; (7) extended disruption of vital infrastructure; (8) the final outcome of significant litigation; and (9) the nature, extent, and timing of governmental actions and reforms, including the Dodd-Frank Wall Street Reform and Consumer Protection Act, as well as future regulations which will be adopted by the relevant regulatory agencies, including the Consumer Financial Protection Bureau (CFPB), to implement the Act’s provisions. Additional factors that could cause results to differ materially from those described above can be found in Huntington’s 2010 Annual Report on Form 10-K, and documents subsequently filed by Huntington with the Securities and Exchange Commission. All forward-looking statements included in this document are based on information available at the time of the release. Huntington assumes no obligation to update any forward-looking statement.
Basis of Presentation
Use of Non-GAAP Financial Measures
This document may contain GAAP financial measures and non-GAAP financial measures where management believes it to be helpful in understanding Huntington’s results of operations or financial position. Where non-GAAP financial measures are used, the comparable GAAP financial measure, as well as the reconciliation to the comparable GAAP financial measure, can be found in this document, the 2011 first quarter Earnings Press Release and Quarterly Financial Review, the 2011 first quarter earnings conference call slides, or the Form 8-K related to this document, all of which can be found on Huntington’s website at www.huntington-ir.com.
Significant Items
From time to time, revenue, expenses, or taxes are impacted by items judged by Management to be outside of ordinary banking activities and/or by items that, while they may be associated with ordinary banking activities, are so unusually large that their outsized impact is believed by Management at that time to be infrequent or short-term in nature. We refer to such items as “Significant Items”. Most often, these Significant Items result from factors originating outside the company — e.g., regulatory actions/assessments, windfall gains, changes in accounting principles, one-time tax assessments/refunds, litigation actions, etc. In other cases they may result from Management decisions associated with significant corporate actions out of the ordinary course of business — e.g., merger/restructuring charges, recapitalization actions, goodwill impairment, etc.
Even though certain revenue and expense items are naturally subject to more volatility than others due to changes in market and economic environment conditions, as a general rule volatility alone does not define a Significant Item. For example, changes in the provision for credit losses, gains/losses from investment activities, asset valuation writedowns, etc., reflect ordinary banking activities and are, therefore, typically excluded from consideration as a Significant Item.

Management believes the disclosure of “Significant Items” in current and prior period results aids analysts/investors in better understanding corporate performance and trends so that they can ascertain which of such items, if any, they may wish to include/exclude from their analysis of the company’s performance; i.e., within the context of determining how that performance differed from their expectations, as well as how, if at all, to adjust their estimates of future performance accordingly. To this end, Management has adopted a practice of listing “Significant Items” in its external disclosure documents (e.g., earnings press releases, quarterly performance discussions, investor presentations, Forms 10-Q and 10-K).
“Significant Items” for any particular period are not intended to be a complete list of items that may materially impact current or future period performance. A number of items could materially impact these periods, including those described in Huntington’s 2010 Annual Report on Form 10-K and other factors described from time to time in Huntington’s other filings with the Securities and Exchange Commission.
Annualized data
Certain returns, yields, performance ratios, or quarterly growth rates are presented on an “annualized” basis. This is done for analytical and decision-making purposes to better discern underlying performance trends when compared to full year or year-over-year amounts. For example, loan and deposit growth rates, as well as net charge-off percentages, are most often expressed in terms of an annual rate like 8%. As such, a 2% growth rate for a quarter would represent an annualized 8% growth rate.
Fully-taxable equivalent interest income and net interest margin
Income from tax-exempt earning assets is increased by an amount equivalent to the taxes that would have been paid if this income had been taxable at statutory rates. This adjustment puts all earning assets, most notably tax-exempt municipal securities and certain lease assets, on a common basis that facilitates comparison of results to results of competitors.
Earnings per share equivalent data
Significant income or expense items may be expressed on a per common share basis. This is done for analytical and decision-making purposes to better discern underlying trends in total corporate earnings per share performance excluding the impact of such items. Investors may also find this information helpful in their evaluation of the company’s financial performance against published earnings per share mean estimate amounts, which typically exclude the impact of Significant Items. Earnings per share equivalents are usually calculated by applying a 35% effective tax rate to a pre-tax amount to derive an after-tax amount, which is divided by the average shares outstanding during the respective reporting period. Occasionally, when the item involves special tax treatment, the after-tax amount is disclosed separately, with this then being the amount used to calculate the earnings per share equivalent.
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